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                                                                      Exhibit 99


ASPEN TECHNOLOGY ESTIMATES THIRD QUARTER 2002 RESULTS

CAMBRIDGE, Mass., April 4 /PRNewswire-FirstCall/ -- Aspen Technology, Inc. (Nasdaq: AZPN - news), a leading provider of profit optimization solutions for the process industries, today announced estimated financial results for its third fiscal quarter ended March 31, 2002. Based on preliminary information, AspenTech estimates that total revenues will range between $82 and $84 million, with license revenues totalling between $36 and $38 million. The company expects that services revenues will range between $45 and $46 million and that total expenses are estimated to range between $88 and $90 million.

As a result, AspenTech expects it will post a third quarter operating loss between $5 and $7 million. The company believes its third quarter performance was adversely affected by continuing global economic uncertainties.

Due to a new accounting rule that is in effect for the first time in the March quarter, both the services revenue and total expense estimates include approximately $3 million of customer-related reimbursements that have been netted out of results historically. Excluding these amounts, AspenTech estimates that third quarter total revenues are approximately 5% below its revenue estimates given in January and believes that expenses are approximately 4% above its estimates.

"Although revenues fell somewhat shy of our goals, the overall tone of business through most of the quarter was better than we had seen in quite some time," said Larry Evans, chairman & CEO. "We closed twenty percent more license transactions than we closed in the December quarter, including nine license transactions that were approximately $1 million or larger, as many customers resumed IT investing that had been on hold since last year.

"Despite these encouraging signs, some customers remained cautious, delaying commitments at the end of the quarter which we expected would offset spending that was modestly above the levels we had previously forecasted. We believe we can return to profitable operations in our seasonally strong June quarter, based on solid, near-term pipeline opportunities and the spending cuts we will make. We remain optimistic about our prospects for long-term growth and profitability because of AspenTech's strong value proposition, excellent competitive positioning, and improving leading economic indicators."

The company will host a conference call to discuss these preliminary financial results on April 4, 2002 at 5:30 p.m. Eastern Time. Interested parties may listen to a live Webcast of the call by logging on to AspenTech's website: http://www.aspentech.com and clicking on the "Webcast" link under the Investor Relations section of the site. Investors can also listen to the live conference call by dialing 913-981-5509. A replay of the call will be archived on AspenTech's website for seven days and will also be available for forty-eight hours via telephone, beginning at 8:30 p.m. Eastern Time on April 4, 2002, by dialing 719-457-0820 and entering in confirmation code 777297. AspenTech will host a

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conference call to discuss its actual third quarter financial results and the outlook for the remainder of calendar 2002 on April 25, 2002 at 4:45 p.m. Eastern Time.

About AspenTech

Aspen Technology, Inc. is a leading supplier of integrated software and solutions to the process industries. The company's Aspen ProfitAdvantage(TM) solution enables companies to identify and maximize profit opportunities throughout their entire value chain -- from the supply of raw materials, through the production of goods, to the delivery of final products to customers. The Aspen ProfitAdvantage solution encompasses engineering, manufacturing, supply chain and e-business collaboration technologies, providing the tools that enable manufacturers to design, optimize and execute business processes in real time. Over 1,200 leading process companies already rely on AspenTech's 21 years of process industry experience to increase revenues, reduce costs and improve capital efficiency. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, Chevron, Dow Chemical, DuPont, ExxonMobil, GlaxoSmithKline, Lyondell Equistar, Merck, Mitsubishi Chemical, and Unilever. For more information, visit http://www.aspentech.com.

Each of the first four paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's need to hire additional qualified personnel and its dependence on key current employees; intense competition; AspenTech's dependence on systems integrators and other strategic partners; changes in the market for e-business solutions for AspenTech's customers; increased governmental regulation and taxation of e-commerce and the Internet; information security and privacy concerns relating to e-commerce; and other risk factors described from time to time in AspenTech's periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.

AspenTech, Aspen ProfitAdvantage, and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.